EXHIBIT 10.32

FORM OF
NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of [insert date] by and between [insert name of employer], a [insert state of incorporation] (together with any Successor thereto, the “Company”), and [insert name] (“Executive”).

WITNESSETH:

WHEREAS, Executive commenced employment with the Company on [insert date];

WHEREAS, during the term of Executive’s employment with the Company, Executive has received and will continue to receive access to competitively sensitive, confidential, proprietary and trade secret information relating to the current and planned business of the Company;

WHEREAS, the Company and Executive desire to make certain arrangements to protect the value of such information to the Company during Executive’s employment and following the termination of Executive’s employment with the Company; and

WHEREAS, Executive currently is a party to an employment agreement with the Company dated as of [insert date], as such agreement may have been amended from time to time, that governs the terms and conditions of Executive’s employment (as so amended, the “Original Agreement”) and Executive and the Company desire to have the Original Agreement superseded by the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.    Employment; Amendment and Restatement of Original Agreement. Executive acknowledges and agrees that nothing herein shall be construed as a guarantee of continued employment for a specific period or under particular terms or otherwise as having altered Executive’s employment-at-will status with the Company. Additionally, Executive acknowledges and agrees that this Agreement shall serve as a complete amendment and restatement of the Original Agreement. All terms of the Original Agreement shall be superseded by the terms of this Agreement and, upon execution of this Agreement, the Original Agreement shall be of no further force and effect.

2.    Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill of the Company and its Affiliates, and will establish and develop relations and contacts with the franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. In addition, Executive recognizes that he/she will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, recipes and formulations, and other valuable business information of the Company and its Affiliates pertaining or related to the quick service restaurant business. Executive agrees that Executive could cause grave harm to the Company and its Affiliates if he/she, among other things, worked for the Company’s competitors, solicited the Company’s employees or those of its Affiliates away from the Company or its Affiliates or solicited the Company’s franchisees or those of its

Affiliates upon the termination of Executive’s employment with the Company or misappropriated or divulged Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

(a) Confidentiality. Executive agrees that during his/her employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, recipes and formulations, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

(b) Non-Competition. Executive agrees that during his/her employment with the Company (the “Employment Period”), Executive shall devote all of his/her skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of his/her duties and responsibilities to the Company to the best of his/her ability and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company. Executive further agrees that during the Employment Period and for the one (1) year period following Executive’s termination of employment with the Company (irrespective of the cause or manner of termination), Executive shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company or any of its Affiliates, and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business anywhere in the world, including any franchisee of the Company or any if its Affiliates, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Executive’s duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis. Executive will obtain Confidential Information that will affect the Company’s operations and that of its Affiliates throughout the world. Accordingly, Executive acknowledges that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision, and agrees that this non-compete provision applies on a worldwide basis.

(c) Non-Solicitation. During Employment Period and for the one (1) year period following Executive’s termination of employment with the Company (irrespective of the cause or manner of termination), Executive shall not, directly or indirectly, by him/herself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its

Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company or any of its Affiliates with any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company): (A) an employee of the Company or any of its Affiliates, (B) engaged to provide services to the Company or any of its Affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its Affiliates, or (C) a franchisee of the Company or any of its Affiliates.

(d) Franchisee Activities. In addition to, and not by way of limitation of, any of the covenants set forth elsewhere herein, Executive agrees that, during his/her employment with the Company and for an indefinite period following the termination of his/her employment (irrespective of the cause or manner of termination), Executive will not, whether on Executive’s own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with, a franchisee of (or an operator under an operating/license agreement with) the Company or any of its Affiliates to engage in any act or activity, whether individually or collectively with other franchisees, operators, or persons, that is adverse or contrary to the direct or indirect interests of the Company or its Affiliate’s business, financial, or general relationship with such franchisees and operators. Such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees/operators with respect to the business or any other relationship that such franchisees/operators have with the Company or any of its Affiliates, including but not limited to any such organization or association that would act as an additional layer of negotiations between the Company or its Affiliates and its franchisees/operators.

3. Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after the Employment Period (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations). Additionally, Executive agrees that Executive will not share with or disclose to any third party the underlying technology or code used to develop the Work Product, if any. Further, Executive agrees that Executive will not use in any of the Work Product any pre-existing development tools, routines, subroutines or other programs, data or materials that Executive may have created or learned prior to the commencement of your provision of services to the Company.

4. Compliance With Company Policies. During the Employment Period, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, rules and regulations applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Restaurant Brands International Inc. Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).

5. Data Protection & Privacy.

(a) Executive acknowledges that the Company, directly or through its Affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to Executive. Executive hereby agrees to such collection and processing and further agrees to execute the Company’s Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Agreement as Attachment 1.

(b) To ensure regulatory compliance and for the protection of its workers, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during his/her employment with the Company. Executive hereby acknowledges that all communications and activities on Company equipment or premises cannot be presumed to be private.

6. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that a breach by Executive of any of Section 2, 3, 4 or 5 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 6 shall be resolved by arbitration in accordance with Section 9(b).

7. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement, including the Original Agreement, entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby. For the avoidance of doubt, this Agreement shall not merge with, supersede or otherwise impact any agreements currently in place between any Affiliates of the Company and Executive with respect to the grant of options to purchase common stock of Restaurant Brands International Inc.

8. Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement: 2, 3, 5, 6, 7, 8 and 9.

9. Miscellaneous.

(a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his/her heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

(b) Arbitration. The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA’s Regional Employment Dispute Resolution roster. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 6 of this Agreement.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws.

(d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Florida or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.
(f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A) If to the Company, to it at: with a copy to: General Counsel
[insert name of employer] [insert name of employer]
5707 Blue Lagoon Drive 5707 Blue Lagoon Drive
Miami, Florida 33126-2029 Miami, Florida 33126-2029
Attention: Chief People Officer

(B) if to Executive, to his/her residential address as currently on file with the Company.

(g) Voluntary Agreement; No Conflicts. Executive represents that he/she is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he/she is a party or by which he/she or his/her properties or assets may be bound.

(h) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j) Employment Agreement. For the avoidance of doubt, this Agreement will constitute an “employment agreement” as such term may be defined in any equity award agreement issued in connection with the common stock of Restaurant Brands International Inc. or any of its Affiliates.

(k) Certain other Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.

“Control”: (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his/her hand, in each case effective as of the date first above written.
[INSERT NAME OF EMPLOYER]

By: _______________________________
Name: [insert name]

Title: [insert title]

Executive:

_______________________________
[insert name]

ATTACHMENT 1

[INSERT NAME OF EMPLOYER]
EMPLOYEE CONSENT TO COLLECTION
AND PROCESSING OF PERSONAL INFORMATION

[insert name of employer] (“the Company”) has informed me that the Company, on behalf of itself and its affiliates, including those operating restaurants under the BURGER KING®, TIM HORTONS® and POPEYES® brands (collectively, the “Affiliates”), collects, retains, processes, uses, transfers and discloses by employees, consultants and/or services providers of Company my personal information only for human resource and business purposes such as payroll administration, background checks, fulfilment of employment positions, fulfilment of your direct requests, maintaining accurate records, compliance with applicable law and meeting governmental reporting requirements, compiling internal reports, including diversity and distribution metrics, security, health, benefits, and safety management, performance assessment and management, provision of services, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collection, retention, processing, use, transfer and disclosure of my personal information for such purposes described in this statement.

I understand and consent to the transfer and storage of my personal data for the purposes described in this statement to the corporate offices of the Company and its Affiliates (currently located in Toronto, Ontario, Canada; Miami, Florida, United States of America; Mexico City, Mexico; Singapore, and Baar, Switzerland), and to other third parties, agents, processors and representatives who may be located in countries outside my home country or the country in which I work, including countries where data protection laws may differ from those of my home country.

I further understand the Company and its Affiliates may from time-to-time disclose, transfer and store my personal information to or with a third party consultant, processor or service provider acting on the behalf of Company or its Affiliates or at the Company’s direction. These third parties will be required to use appropriate measures to protect the confidentiality and security of personal information.

To the extent the personal information I provide the Company contains details of my: racial or ethnic origin, physical or mental health or condition, job evaluations or educations records, commission (or alleged commission) of an offence or related proceedings, political opinions or beliefs, religious beliefs, sex life, membership in a trade union or political party, I expressly authorize the Company and its Affiliates to handle such details for the sole human resource and business reasons set forth in this statement.

The Company also may disclose personal information about me in order to: (1) protect the legal rights, privacy, safety or property of the Company, its Affiliates, or its employees, agents, contractors, customers or the public; (2) protect the safety and security of guests to our digital and physical properties; (3) protect against fraud or other illegal activity or for risk management purposes; (4) respond to inquiries or requests from public or legal authorities, including to meet national security or law enforcement requirements; (5) permit the Company to pursue available remedies or limit the damages that we may sustain; (6) respond to an emergency; (7) comply with the law or legal process; (8) effect a license, sale or transfer of all or a portion of the business or assets (including in connection with any bankruptcy or similar proceedings); or (9) manage or arrange for acquisitions, mergers and re-organizations.

The provision of my personal information is voluntary. Please note, however, that the failure to provide sufficient information may results in the Company being unable to perform necessary human resource and business actions.

The Company commits to resolve complaints about my privacy and its collection or use of my personal information. If I have concerns or complaints about the use of my personal information, or if I choose to exercise my right to withdraw your consent set forth in this statement, please contact us at the following email address: privacy@rbi.com or contacting the Company at:

[insert name of employer]
Address: 5707 Blue Lagoon Drive, Miami, FL, 33126
Attn: Legal Department – Privacy Office

__________________________
[print name]

Date: